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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. __)(1)

                                E-CENTIVES, INC.
                                (Name of Issuer)


                   COMMON STOCK, USD $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)


                                    26830H103
                                 (CUSIP Number)


                                 APRIL 18, 2002
             (Date of Event Which Requires Filing of this Statement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          |_| Rule 13d-1(b)

                          |X| Rule 13d-1(c)

                          |_| Rule 13d-1(d)


-------------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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CUSIP NO. 26830H103                                       13G                      PAGE 2 OF 5 PAGES
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1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          New Venturetec AG
--------- ----------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                       (b) |_|
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Switzerland
--------- ----------------------------------------------------------------------------------------------------------
                            5.       SOLE VOTING POWER
        NUMBER OF
                                     0
         SHARES             -------- -------------------------------------------------------------------------------
                            6.       SHARED VOTING POWER
      BENEFICIALLY
                                     5,404,413 (2)
        OWNED BY            -------- -------------------------------------------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
         EACH
                                     0
       REPORTING            -------- -------------------------------------------------------------------------------
                            8.       SHARED DISPOSITIVE POWER
      PERSON WITH
                                     5,414,413 (2)
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,414,413
--------- ----------------------------------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                                              |_|

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.3 %
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          CO
--------- ----------------------------------------------------------------------------------------------------------
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                           *SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------
(2) New Venturetec AG (New Venturetec) is the parent corporation of Venturetec, Inc. (Venturetec), its wholly owned subsidiary. The shares of stock being reported hereunder are beneficially owned directly by Venturetec. Venturetc is concurrently filing a Schedule 13G with the Securities and Exchange Commission. Additionally, Peter Friedli, who will concurrently file a
    Schedule 13G with the Securities and Exchange Commission, shares voting power with New Venturetec AG (New Venturetec) as the President of New Venturetec. Accordingly, Mr. Freidli may be deemed to beneficially own the shares reported herein by New Venturetec.


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CUSIP NO. 26830H103                                       13G                      PAGE 3 OF 5 PAGES
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ITEM 1(a).        NAME OF ISSUER.

                  e-centives, Inc., a Delaware corporation.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  6901 Rockledge Drive, 7th Floor
                  Bethesda, MD 20817

ITEM 2(a).        NAME OF PERSON FILING.

                  New Venturetec AG

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE.

                  c/o Friedli Corporate Finance AG
                  Freigutstrasse 5 Zurich, Switzerland


ITEM 2(c).        CITIZENSHIP.

                  Switzerland

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of the Issuer's common stock, par value $0.01 per share.

ITEM 2(e).        CUSIP NUMBER.

                  26830H103

ITEM 3. CAPACITY IN WHICH PERSON IS FILING IF STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c):

                  Not Applicable.


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CUSIP NO. 26830H103                                       13G                      PAGE 4 OF 5 PAGES
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ITEM 4.           OWNERSHIP.

                  Incorporated by reference to Items (5) - (9) and (11) of the cover page.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 26830H103                                       13G                      PAGE 5 OF 5 PAGES
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 30, 2002                    NEW VENTURETEC AG



                                          By: /s/ PETER FRIEDLI
                                              --------------------------
                                              Peter Friedli